                                                                    EXHIBIT 99.1

                             NUEVO ENERGY COMPANY
                                 2000 Forecast
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)

                                                             ----------------------------------------------------------------------
                                                                                 Actual                           Forecast
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  1st Qtr        2nd Qtr       3rd Qtr       4th Qtr      YTD 2000
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES:

Oil revenues................................................    $  59,937      $  58,565      $  67,149     $  67,411     $ 253,062
Gas revenues................................................    $   9,660      $  13,082      $  19,051     $  31,088     $  72,882
Liquids revenues............................................    $   1,132      $     952      $   1,128     $   1,259     $   4,471
Gain on sales of assets (1).................................    $     140      $     366             --            --     $     506
Interest and other income (1)...............................    $     626      $     195      $   2,264     $   1,025     $   4,110
                                                             ----------------------------------------------------------------------
     Total revenues.........................................    $  71,495      $  73,160      $  89,592     $ 100,783     $ 335,030
                                                             ----------------------------------------------------------------------
COSTS & EXPENSES:

Lease operating expenses....................................    $  31,111      $  34,273      $  38,226     $  50,576     $ 154,186
Depreciation, depletion and amortization....................    $  16,241      $  15,582      $  18,062     $  17,640     $  67,525
Exploration costs...........................................    $   3,254      $   1,488      $     791     $   2,254     $   7,787
Loss on sale of assets (1)..................................           --             --      $     520            --     $     520
General and administrative expenses.........................    $   8,705      $   7,531      $   7,354     $   8,241     $  31,831
Interest expense............................................    $   8,290      $   8,517      $   9,789     $  10,696     $  37,292
TECONS - Dividends expense..................................    $   1,653      $   1,653      $   1,653     $   1,653     $   6,612
Other expense (1)...........................................    $   1,160      $   2,687      $     572            --     $   4,419
                                                             ----------------------------------------------------------------------
     Total expenses.........................................    $  70,414      $  71,731      $  76,967     $  91,061     $ 310,173
                                                             ----------------------------------------------------------------------
Net earnings before taxes...................................    $   1,081      $   1,429      $  12,625     $   9,722     $  24,857
                                                             ----------------------------------------------------------------------
Income Taxes (2):
     Current................................................   ($     360)    ($      11)     $       0     $     194    ($     177)
     Deferred...............................................    $     796      $     586      $   5,089     $   3,694     $  10,165
                                                             ----------------------------------------------------------------------
Net income (loss)...........................................    $     645      $     854      $   7,536     $   5,833     $  14,868
-------------------------------------------------------------======================================================================

-----------------------------------------------------------------------------------------------------------------------------------

Earnings per share (diluted)................................    $    0.04      $    0.05      $    0.42     $    0.33     $    0.83

Discretionary Cash Flow (3).................................    $  22,486      $  17,818      $  32,085     $  29,422     $ 101,811
Discretionary Cash Flow per share (diluted).................    $    1.23      $    0.99      $    1.79     $    1.66     $    5.68

EBITDAX (4).................................................    $  30,379      $  28,303      $  43,440     $  41,771     $ 143,893

Weighted average common and dilutive potential
     common shares outstanding..............................       18,209         17,939         17,886        17,716        17,938
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Prices:
     Oil ($/BBL) - Consolidated.............................    $   14.22      $   14.23      $   15.00     $   15.20     $   14.67
     Oil ($/BBL) - Unhedged realized price..................    $   20.51      $   20.26      $   22.27     $   22.81     $   21.50
     Oil ($/BBL) - reference price (NYMEX)..................    $   28.73      $   28.63      $   31.57     $   31.85     $   30.20
     Gas ($/MCF)............................................    $    2.42      $    3.43      $    5.24     $    7.95     $    4.75
     Gas ($/MCF) - reference price (NYMEX)..................    $    2.48      $    3.40      $    4.30     $    5.39     $    3.89

Production:
     Oil (MBBL).............................................        4,215          4,117          4,478         4,436        17,245
     BBLS/D.................................................       46,831         45,238         48,668        48,218        47,247
     Gas (MMCF).............................................        3,995          3,816          3,636         3,911        15,359
     MMCF/D.................................................           44             42             39            43            42
     Liquids (MBBL).........................................           41             44             48            46           179

MBOE - including liquids....................................        4,921          4,797          5,131         5,134        19,983

Lease Operating Expense per BOE.............................    $    6.32      $    7.14      $    7.45     $    9.85     $    7.72

General & Administrative Expense per BOE....................    $    1.77      $    1.57      $    1.43     $    1.61     $    1.59

Long-term Debt..............................................    $ 338,752      $ 363,227      $ 409,727     $ 409,727     $ 409,727
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Notes:
  (1) As a matter of policy, we will not provide guidance on other income, other expense, or gain or loss on sales of assets, except as specifically noted.

  (2) Assumes an effective tax rate of 40%; 5% current, 95% deferred.

  (3) Calculated as Net Income, plus Deferred Taxes, plus Exploration Costs, plus DD&A, less Gain on Sale of Assets plus Loss on Sale of Assets. Actual amounts may include additional cash flow adjustments not specified above, resulting in immaterial differences.

  (4) Calculated as Net Earnings before Taxes, plus Exploration Costs, plus DD&A, less Gain on Sale of Assets plus Loss on Sale of Assets. Actual amounts may include additional cash flow adjustments not specified above, resulting in immaterial differences.
--------------------------------------------------------------------------------

Fourth Quarter 2000 Financial Guidance
--------------------------------------

The estimates listed below contain assumptions which we believe are reasonable. We caution that these estimates are based on currently available information as of the date hereof. We are not undertaking any obligation to update these estimates as conditions change or as additional information becomes available.

All of the estimates and assumptions set forth in this document constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements. A number of factors could affect our future results or the energy industry generally and could cause our expected results to differ materially from those expressed in this release. These factors include, among other things:

     -  Increases or decreases in oil and gas prices;

     - Compliance with environmental regulations and other governmental laws and regulations applicable to the oil and gas industry;

     - Unanticipated problems or successes encountered during the exploration for and exploitation and production of oil and gas;

     - Political and economic events and conditions in the foreign jurisdictions in which we operate;

     -  Our hedging activities;

     - Decisions we make regarding our debt and equity structure, including the decision to issue additional capital stock or debt securities;

     -  Our ability to deliver oil and gas to commercial markets;

     -  Changes in consumer demand;

     -  The impact of competition;

     - The uncertainty of estimates of oil and gas reserves and production rates;

     - The impact of the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company must adopt SFAS No. 133 by January 1, 2001. On adoption, the provisions of this statement must be applied prospectively. The Company expects that the adoption of SFAS No. 133 will primarily increase the volatility of other comprehensive income and results of operations. In general, the amount of volatility will vary with the level of derivative activities during any period.

     - The risk factors and other conditions described in the report on Form 10-K for the period ended December 31, 1999 and in the reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000.

These estimates also assume that we will not engage in any material transactions such as acquisitions or divestitures of assets, formation of joint ventures or sale of debt or equity securities. We continually review these types of transactions as part of our corporate strategy, and may engage in any of them without prior notice.

Crude Oil Production
---------------------

We anticipate that our fourth quarter 2000 production will be between 4.4 and
4.5 million barrels (47,800 - 48,900 barrels per day) which incorporates downtime for pump repairs as well as planned downtime for scheduled field maintenance. Of this fourth quarter 2000 volume, approximately 90% will be derived from California, 9% from the Republic of Congo and 1% from other U.S. However, weather, unexpected subsurface conditions, power supply disruptions and other unforeseen operating hazards may have an adverse impact on Nuevo's production volumes and better than expected development drilling results or exploration success could have a positive effect. For the previous four quarters, oil production ranged from 4.1 million barrels to 4.5 million barrels.

Crude Oil Prices
----------------

Realized crude oil prices for the fourth quarter 2000 are expected to be between $15.10 and $15.30 Bbl. Realized prices are based on the current NYMEX WTI futures price and are adjusted for the California crude oil sales contract, the impact of hedges, and the price sharing agreements for our Point Pedernales and Congo production.

 .    Nuevo realizes approximately 70% of the NYMEX WTI price for California crude oil production, before hedges. About half of Nuevo's California crude oil production is considered heavy oil (15 degree API quality crude oil or heavier produced by thermal operations). The market price for California heavy crude oil differs from the established market indices for oil elsewhere in the U.S., due principally to the higher transportation and refining costs associated with heavy oil.

 .    Nuevo realizes approximately 95% of the NYMEX WTI price for East Texas crude oil production, before hedges.

 .    Nuevo realizes approximately 80% of the NYMEX WTI price for Congo crude oil production, before hedges. Nuevo's Congo production is a relatively heavy crude oil (16 - 20 degree API gravity) which is processed into low-sulfur, No. 6 fuel oil for sale to worldwide markets. The market for residual fuel oil differs from the markets for WTI and other benchmark crudes due to its primary use as an industrial or utility fuel versus the higher value transportation fuel component, which is produced from refining most grades of crude oil.

The price of crude oil is subject to large fluctuations in response to relatively minor changes in the supply of and demand for crude oil, market uncertainty and a variety of additional factors beyond Nuevo's control. Any substantial or extended decline in the price of crude oil would have an adverse effect on Nuevo. For the previous four quarters, Nuevo's realized crude oil price ranged from $14.22 to $15.00 Bbl.

Price Risk Management Policy
----------------------------

Nuevo's price risk management policy was designed to accomplish the following objectives: 1) to ensure sufficient capital for reserve replacement and 2) to ensure fixed charge coverage ratios are maintained. Subsequent to the initial website posting on November 14, 2000, the only change to the Crude Oil Hedge schedule listed below is 1,200 B/D of new hedges added in the 2Q01.


Crude Oil Hedges
----------------
Swaps               Volume          WTI Price
-----               ------          ---------
4Q00                16,500 B/D      $18.03 Bbl.
1Q01                26,000 B/D      $19.52 Bbl.
2Q01                26,200 B/D      $19.84 Bbl.
3Q01                20,000 B/D      $21.22 Bbl.
4Q01                15,500 B/D      $22.95 Bbl.
1Q02                12,500 B/D      $25.91 Bbl.

Collar              Volume          WTI Price
------              ------          ---------
4Q00                16,500 B/D      $16.00 Bbl. (Floor)
4Q00                13,700 B/D      $21.21 Bbl. (Cap)

Floors              Volume          WTI Price
------              ------          ---------
2Q02                19,000 B/D      $22.00 Bbl.
3Q02                14,000 B/D      $22.00 Bbl.
4Q02                14,000 B/D      $22.00 Bbl.

For a swap transaction, we receive a fixed price for our production and pay the counter party a floating price based on a market index. For a floor (purchased put), we receive the floor price if the floating price falls below the floor price. Swaps fix the price we receive for production, while floors establish a minimum price.

Natural Gas Production
-----------------------

We anticipate that our fourth quarter 2000 production will be between 3.8 and
4.0 Bcf (41.3 MMcfd - 43.5 MMcfd). Of this volume, approximately 90% will be derived from California and 10% from other U.S. However, weather, unexpected subsurface conditions, and other unforeseen operating hazards may have an adverse impact on our production volumes and better than expected development drilling results or exploration success could have a positive effect. For the previous four quarters, Nuevo's gas production ranged from 3.6 to 4.5 Bcf.

Natural Gas Prices
------------------

Realized gas prices for the fourth quarter 2000 are expected to be between $7.90 and $8.10 Mcf based on the current NYMEX strip price. Realized gas prices generally average within +/- $0.10 Mcf of the NYMEX strip price; however, the price differential can vary by a significantly greater amount at different points in time. For the previous four quarters, Nuevo's realized gas price ranged from $2.42 to $5.24 Mcf.

The price of natural gas is subject to large fluctuations in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors beyond Nuevo's control. Natural gas prices have been high recently, especially in the California market. No assurances can be made that they will remain at current levels.

California Natural Gas Market Volatility
----------------------------------------

Nuevo continues to work to optimize the use of its gas reserves in a very volatile California gas market. The Company projects that for the balance of 2000 and all of 2001 it will produce more natural gas than it will consume. Given that fact, the Company believes that any decisions to reduce gas consumption for steam usage which would reduce near-term crude oil production, will have a net positive impact on overall earnings, cash flow and EVA. Beginning in mid-December 2000, Nuevo reduced its gas consumption relating to cyclic steaming operations for higher steam oil ratios (SOR) wells.

Natural Gas Hedges
------------------

Nuevo does not have any of its natural gas production hedged.

Liquids
-------

We anticipate that our fourth quarter 2000 production will be between 45,000 and 47,000 barrels (489 and 510 barrels per day). Historically, the estimated realized price for liquids is approximately 80% of the NYMEX WTI price. The same factors that affect our oil and gas production and pricing can also have an effect on the production and pricing of liquids.

2000 Production
---------------

We anticipate production of approximately 20 million BOE for the year with 87% crude oil. However, our production volumes are subject to curtailments, delays, and cancellations as a result of a lack of capital or other problems such as, weather, compliance with governmental regulations or price controls, electrical shortages, mechanical difficulties or shortages or delays in the delivery of equipment. Changes to the capital budget (i.e. dollar amount and projects) and exploratory drilling success will also have an impact on production volumes.

Lease Operating Expense (includes production and ad valorem taxes)
------------------------------------------------------------------

Nuevo uses natural gas to generate steam for its thermal production. Since natural gas prices have increased significantly during 2000, gas costs have become a major component of LOE. With more normalized natural gas prices in 1999, steam costs contributed less than $1.00 BOE to LOE. During 2000, steam costs have averaged over $1.80 BOE through September 30, 2000. Due to higher gas costs, we expect fourth quarter 2000 LOE to be between $9.70 and $10.10 BOE. For the previous four quarters, Nuevo's LOE rate per BOE has ranged from $6.32 to $7.95. Note that company-wide Nuevo produces more natural gas in total than we consume in our thermal operations, so the net effect of higher natural gas prices on our income statement is positive. Year-to-date through September 30, 2000, in California Nuevo produced 36 MMcfd and consumed 27 MMcfd in thermal operations.

Depreciation, Depletion and Amortization
----------------------------------------

We anticipate that the DD&A rate for the fourth quarter 2000 will be between $3.35 and $3.50 BOE which is in-line with previous quarters in 2000. Our DD&A rate is based on an estimate of our proved reserves for the most recent period.

Exploration Expenses
--------------------

We caution that this is an inherently difficult expense category to estimate and that this estimate can be volatile due to the number of wells drilled and completed and the success rate in any given quarter and any potential changes to the capital budget. Exploration expenses for the fourth quarter 2000 should be between $2.0 million and $2.4 million and includes a $2.3 million dry hole cost for the Rainbow well in California. For the previous four quarters, Nuevo's exploration expenses ranged from $0.8 million to $3.4 million.

General and Administrative Expense
----------------------------------

We anticipate that G&A for the fourth quarter 2000 will be between $1.55 and $1.65 BOE. The factor that could have the greatest impact on G&A in the quarter is the mark to market accounting for Nuevo's deferred compensation plan which is based on the price of Nuevo common stock. As a matter of policy, Nuevo accrues target EVA bonuses on a quarterly basis which may not represent actual results at year-end. For the previous four quarters, Nuevo's G&A rate per BOE ranged from $1.43 to $1.92.

Interest Expense
----------------

We anticipate that our interest expense for the fourth quarter 2000 will be between $10.4 million and $10.8 million. The fourth quarter will include interest payments for a full quarter for the recently issued $150 million of 9 3/8% Senior Subordinated Notes due 2010. For the previous four quarters, Nuevo's interest expense ranged from $8.2 million to $9.8 million.

Term Convertible Securities (TECONS) - Dividend Expense
-------------------------------------------------------

We expect our TECONS dividend expense to be $1.65 million which is in-line with the previous four quarters.

Income Taxes
------------

We expect our effective income tax rate to be 40% (inclusive of applicable federal and state taxes) in the fourth quarter 2000 and our deferred tax ratio to be 95%.

Weighted Average Common and Dilutive Potential Common Shares Outstanding
------------------------------------------------------------------------

Nuevo repurchases its common shares under a Board authorized share repurchase program. As of September 30, 2000, approximately 956,000 shares remained authorized for repurchase at management's discretion under the most recent authorization. While the company's policy is not to comment on the status of the share repurchase program until the authorization is exhausted or when quarterly financial statements are published, the weighted average shares shown for these forecast periods are updated for material changes in share balances through the forecast date. No future anticipated share repurchases are included in the forecast.

Capital Expenditures
--------------------

Through September 30, 2000, Nuevo's capital expenditures were $83 million. We expect capital expenditures for 2000 to be approximately $120 million. Some of the factors impacting the level of capital expenditures include absolute crude oil and natural gas prices as well as the volatility in these prices, the cost and availability of oilfield services, acquisitions and divestitures and the level and availability of external financing.